EXHIBIT 23.3




     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Aetna Services, Inc. (formerly "Aetna Life and Casualty Company"):

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Travelers/Aetna Property Casualty Corp. (the "Company") of our report on the combined financial statements of The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries dated February 28, 1996, which appears in the Registration Statement on Form S-1 dated April 22, 1996 filed by the Company, and which is incorporated herein by reference. Our report refers to a change to the methods of accounting for certain investments in debt and equity securities, workers' compensation life table indemnity reserves and retrospectively rated reinsurance contracts in 1993.





                                                /s/ KPMG Peat Marwick LLP




Hartford, Connecticut
August 12, 1996